News Release

FIRST FINANCIAL CORPORATION
One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

For more information contact:
October 30, 2014	Rodger A. McHargue at (812) 238-6334

First Financial Corporation reports 3rd Quarter results

TERRE HAUTE, INDIANA - First Financial Corporation (NASDAQ:THFF) today reported net income of $24.6 million for the nine months ended September 30, 2014 compared to $22.6 million for the comparable period of 2013, an increase of 8.76%. Diluted net income per common share also increased 8.82% to $1.85 for the nine months ended September 30, 2014 versus $1.70 for the comparable period of 2013. Return on assets for the nine months ended September 30, 2014 was 1.08% compared to 1.02% for the nine months ended September 30, 2013. The Corporation further reported that net income for the third quarter of 2014 decreased 2.36% to $8.3 million compared to $8.5 million for the same period of 2013. Diluted net income per common share decreased 3.13% to $0.62 from $0.64 for the comparable period of 2013.

Earnings for the nine month period ended September 30, 2014 were impacted by a non-cash provision for state income tax expense. The tax rate, currently 8.0%, is scheduled to drop to 6.5% for 2017. The new legislation further reduces the rate to 4.9%, beginning in 2019. The lower tax rate going forward reduces the benefit provided by the Corporation’s existing deferred tax items. The revaluation of the Corporation’s state deferred tax items resulted in a one-time expense of $608 thousand.

Average total loans for the third quarter of 2014 were $1.81 billion in 2013, an increase of $138 million, versus the $1.80 billion for the comparable period in 2013. Total loans outstanding increased $7.2 million, to $1.79 billion as of September 30, 2014. On a linked quarter basis, average total loans increased $8.1 million, from $1.78 billion for the quarter ending June 30, 2014.

Average total deposits for the quarter ended September 30, 2014 were $2.40 billion versus $2.35 billion as of September 30, 2013, an increase of 2.36%.

The company’s tangible common equity to tangible asset ratio was 11.96% at September 30, 2014, compared to 11.11% at September 30, 2013.

Net interest income for the third quarter of 2014 was $27.1 million, a decrease of 2.35% over the $27.8 million reported for the same period of 2013. The net interest margin for the nine months ended September 30, 2014 was 4.11%, a decrease compared to the 4.16% reported for the same period of 2013. The net interest margin has been impacted by the effects of the low interest rate environment on loans and investments.

Nonperforming assets decreased 25.4% to $38.2 million as of September 30, 2014 versus $51.6 million as of September 30, 2013. The ratio of nonperforming assets to total loans and leases was 2.18% as of September 30, 2014 versus 2.85% as of September 30, 2013.

The provision for loan losses for the three months ended September 30, 2014 was $1.5 million compared to the $495 thousand provision for the third quarter of 2013. Net charge-offs were $2.3 million for the third quarter of 2014 compared to $429 thousand in the same period of 2013. The Corporation’s allowance for loan losses as of September 30, 2014 was $17.5 million compared to $20.1 million as of September 30, 2013. The allowance for loan losses as a percent of total loans was .97% as of September 30, 2014 compared to 1.22% as of September 30, 2013.

Non-interest income for the three months ended September 30, 2014 increased 9.38% to $10.5 million compared to the $9.6 million for the same period of 2013. Service charges and fees on deposit accounts increased by $120 thousand, while other service fees increased by $294 thousand, and insurance commissions increased by $195 thousand.

Non-interest expense for the three months ended September 30, 2014 decreased $114 thousand to $24.7 million compared to $24.8 million in 2013. On a linked quarter basis, non-interest expense increased $656 thousand from $24.0 million for the quarter ended June 30, 2014. On a year-over-year basis, salaries and employee benefits increased $982 thousand driven by the acquisition of nine branches in the third quarter 2013 and normal merit increases. Occupancy expenses increased $848 thousand due to the branch acquisition and this winter's uncharacteristic weather related expenses. The Corporation’s efficiency ratio was 62.55% for the quarter ending September 30, 2014 versus 62.43% for the same period in 2013.

Book value per share was $31.16 at September 30, 2014, a 10.54% increase from $28.19 at September 30, 2013. Shareholders’ equity increased 7.68% to $403.9 million from $375.1 million on September 30, 2013.

On August 25, 2014 the Corporation announced a stock repurchase plan to acquire 5% of the Corporation's outstanding common stock. During the third quarter of 2014 the Corporation repurchased 388,340 shares as part of the repurchase plan. The Corporation has since acquired an additional 56,800 shares as part of the repurchase plan.

Norman L. Lowery, President and Chief Executive Officer, commented, “We are pleased with our third quarter results. Our net interest income and non-interest income both increased on a quarter over quarter basis.”

First Financial Corporation is the holding company for First Financial Bank N.A. in Indiana and Illinois, The Morris Plan Company of Terre Haute and Forrest Sherer Inc. in Indiana.

CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands, except per share data)

	September 30, 2014	December 31, 2013
	(unaudited)
ASSETS
Cash and due from banks	$96,998	$71,033
Federal funds sold	14,980	4,276
Securities available-for-sale	900,110	914,560
Loans:
Commercial	1,064,375	1,042,138
Residential	477,021	482,377
Consumer	269,291	268,033
	1,810,687	1,792,548
Less:
Unearned Income	638	(1,120)
Allowance for loan losses	(17,507)	(20,068)
	1,793,818	1,771,360
Restricted Stock	21,075	21,057
Accrued interest receivable	12,100	11,554
Premises and equipment, net	52,573	51,449
Bank-owned life insurance	80,311	79,035
Goodwill	39,489	39,489
Other intangible assets	4,145	4,935
Other real estate owned	4,012	5,291
FDIC Indemnification Asset	375	1,055
Other assets	36,781	43,624
TOTAL ASSETS	$3,056,767	$3,018,718

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$539,322	$506,815
Interest-bearing:
Certificates of deposit of $100 or more	166,544	179,177
Other interest-bearing deposits	1,746,086	1,772,799
	2,451,952	2,458,791
Short-term borrowings	59,031	59,592
Other borrowings	87,961	58,288
Other liabilities	53,950	55,852
TOTAL LIABILITIES	2,652,894	2,632,523

Shareholders’ equity
Common stock, $.125 stated value per share;
Authorized shares-40,000,000
Issued shares-14,538,132 in 2014 and 14,516,113 in 2013
Outstanding shares-12,962,207 in 2014 and 13,343,029 in 2013	1,814	1,811
Additional paid-in capital	71,914	71,074
Retained earnings	375,130	357,083
Accumulated other comprehensive loss	(2,325)	(13,969)
Less: Treasury shares at cost-1,575,525 in 2014 and 1,173,084 in 2013	(42,660)	(29,804)
TOTAL SHAREHOLDERS’ EQUITY	403,873	386,195
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,056,767	$3,018,718

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Dollar amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INTEREST INCOME:
Loans, including related fees	$21,939	$22,510	$65,782	$68,540
Securities:
Taxable	4,196	5,038	12,938	11,732
Tax-exempt	1,782	1,750	5,294	5,281
Other	459	421	1,301	1,413
TOTAL INTEREST INCOME	28,376	29,719	85,315	86,966
INTEREST EXPENSE:
Deposits	1,088	1,349	3,611	4,625
Short-term borrowings	49	23	85	62
Other borrowings	94	549	726	2,570
TOTAL INTEREST EXPENSE	1,231	1,921	4,422	7,257
NET INTEREST INCOME	27,145	27,798	80,893	79,709
Provision for loan losses	1,506	495	3,110	6,476
NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	25,639	27,303	77,783	73,233
NON-INTEREST INCOME:
Trust and financial services	1,386	1,402	4,289	4,331
Service charges and fees on deposit accounts	2,813	2,693	8,058	7,341
Other service charges and fees	3,112	2,818	8,940	8,044
Securities gains/(losses), net	—	—	(1)	7
Insurance commissions	2,091	1,896	5,620	5,800
Gain on sales of mortgage loans	519	583	1,352	2,489
Other	573	245	1,676	1,165
TOTAL NON-INTEREST INCOME	10,494	9,637	29,934	29,177
NON-INTEREST EXPENSE:
Salaries and employee benefits	14,081	13,773	42,064	41,082
Occupancy expense	1,776	1,544	5,490	4,642
Equipment expense	1,905	1,686	5,467	4,724
FDIC Expense	536	500	1,496	1,559
Other	6,407	7,316	17,706	18,394
TOTAL NON-INTEREST EXPENSE	24,705	24,819	72,223	70,401
INCOME BEFORE INCOME TAXES	11,428	12,121	35,494	32,009
Provision for income taxes	3,156	3,649	10,903	9,398
NET INCOME	8,272	8,472	24,591	22,611
OTHER COMPREHENSIVE INCOME
Change in unrealized gains/losses on securities, net of reclassifications and taxes	1,879	(2,322)	11,298	(14,548)
Change in funded status of post retirement benefits, net of taxes	116	340	346	892
COMPREHENSIVE INCOME	$10,267	$6,490	$36,235	$8,955
PER SHARE DATA
Basic and Diluted Earnings per Share	$0.62	$0.64	$1.85	$1.70
Dividends per Share	$—	$—	$0.49	$0.48
Weighted average number of shares outstanding (in thousands)	13,269	13,307	13,325	13,305

Key Ratios	For the Nine Months Ended
	September 30,	September 30,
	2014	2013
Return on average assets	1.08%	1.02%
Return on average common shareholder's equity	8.17%	8.01%
Average common shareholder's equity to average assets	13.27%	12.78%
End of period tangible common equity to tangible assets	11.96%	11.11%
Book value per share	$31.16	$28.19
Tangible book value per share	$27.79	$24.82
Risk-based capital - Tier 1	16.53%	15.94%
Risk-based capital - Total	17.33%	16.94%
Net interest margin	4.11%	4.16%
Efficiency Ratio	62.55%	62.25%
Net charge-offs to average loans and leases	0.42%	0.38%
Loan and lease loss reserve to loans and leases	0.97%	1.22%
Nonperforming assets to loans and leases	2.18%	2.85%

Asset Quality	For the Nine Months Ended
	September 30,	September 30,
	2014	2013
Accruing loans and leases past due 90 days or more	$787	$1,025
Nonaccrual loans and leases	18,673	21,800
Other real estate owned	4,012	9,249
Troubled debt restructurings	14,758	19,500
Total nonperforming assets	$38,230	$51,574